EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Form S-8 Registration Statement of Omni Financial Services, Inc. of our report dated June 6, 2006 on the financial statements of Omni Financial Services, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Brentwood, Tennessee

September 28, 2006